EXHIBIT 11

                  CAREER HORIZONS, INC. and SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER SHARE


                                         Three Months                 Nine Months
                                      Ended September 30,         Ended September 30,
                                    -----------------------    ------------------------
                                       1996         1995          1996         1995
                                    ----------   ----------    -----------   ----------
   Net income                       $5,456,000   $2,488,000    $12,770,000   $6,132,000

   Add: Interest expense on 7%
     Convertible Senior Notes
     Due 2002, net of taxes          1,001,000          ---      2,870,000          ---
                                    ----------   ----------    -----------   ----------

   Net income - "if converted"      $6,457,000   $2,488,000    $15,640,000   $6,132,000
                                    ==========   ==========    ===========   ==========

   Shares outstanding (1):

   Weighted average number of
     common shares outstanding      17,652,801   11,962,100     16,428,695   11,896,438

   Additional shares assuming
     exercise of employee
     stock options                     615,237      522,802        610,431      487,558
                                    ----------   ----------     ----------   ----------
   Weighted average number
     of common shares
     outstanding - primary
     earnings per share             18,268,038   12,484,902     17,039,126   12,383,996

   Incremental shares deemed
     outstanding based upon
     period ending fair
     market value:
     employee stock options             56,046       94,270         79,957      108,037

   Add: Deemed conversion of
     7% Convertible
     Senior Notes Due 2002           4,968,318          ---      4,968,318          ---
                                    ----------   ----------     ----------   ----------
   Weighted average number of
     common shares outstanding
     - fully diluted earnings
     per share                      23,292,402   12,579,172     22,087,401   12,492,033
                                    ==========   ==========     ==========   ==========
   Income per common share:

       Primary                            $.30         $.20           $.75         $.50
                                          ====         ====           ====         ====

       Fully Diluted                      $.28         $.20           $.71         $.49
                                          ====         ====           ====         ====

   (1) Restated for the Company's two-for-one stock split effective February 22, 1996.